Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Nos. 333-207544, 333-181726, 333-108214, 333-106403, 333-68598 and 333-95157) on Form S-8 of Camden National Corporation and Subsidiary of our reports dated March 9, 2018, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Camden National Corporation and Subsidiary for the year ended December 31, 2017.

/s/ RSM US LLP
RSM US LLP

New York, New York
March 9, 2018